EXHIBIT 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
BETWEEN
LODGIAN, INC.
AND
MARK D. LINCH
JUNE 8, 2006

EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) by and between Lodgian, Inc. (the “Company”), and Mark D. Linch (“You” or “Your”) (collectively, the “Parties”), is entered into and effective as of the 8th day of June, 2006 (the “Effective Date”).1
     WHEREAS, the Company desires to employ You as Senior Vice President of Capital Investment;
     WHEREAS, Your position will be a position of trust and responsibility with access to Confidential Information, Trade Secrets, and information concerning employees and customers of the Company;
     WHEREAS, the Trade Secrets and Confidential Information, and the relationship between the Company and each of its employees and customers are valuable assets of the Company and may not be used for any purpose other than the Company’s Business;
     WHEREAS, the Company has agreed to employ You in exchange for Your compliance with the terms of this Agreement;
     WHEREAS, the Company and You desire to express the terms and conditions of Your employment in this Agreement.
     NOW, THEREFORE, the Parties agree:
     1. Employment and Duties
          A. Position. The Company shall employ You as Senior Vice President of Capital Investment.
          B. Duties. You agree to perform all duties that are consistent with Your position and that may otherwise be assigned to You by the Company from time to time. The Company may increase or decrease Your duties in its discretion.
          C. Reporting. You shall report directly to the Chief Executive Officer of the Company or any other executive designated by the Chief Executive Officer from time to time.
          D. Devotion of Time. You agree to (i) devote all necessary working time required of Your position, (ii) devote Your best efforts, skill, and energies to promote and advance the business and/or interests of the Company, and (iii) fully perform Your obligations under this Agreement. During Your employment, You shall not render services to any other entity, regardless of whether You receive compensation, if such services shall impede Your ability to perform Your duties for the Company. You may, however, (A) engage in community, charitable, and educational activities, (B) manage Your personal investments, and (C) with the prior written consent of the Company, serve on corporate boards or committees, provided that

[1]	Unless otherwise indicated, all capitalized terms used in this Agreement are defined in the “Definitions” section attached as Exhibit A. Exhibit A is incorporated by reference and is included in the Definition of “Agreement.”

such activities do not conflict or interfere with the performance of Your obligations under this Agreement or conflict with the interests of the Company.
          E. Company Policies. You agree to comply with the policies and procedures of the Company as may be adopted and changed from time to time, including those described in the Company’s employee handbook. If this Agreement conflicts with such policies or procedures, this Agreement will control.
     2. Term. The term of this Agreement shall be for a period of one (1) year, beginning on the Effective Date and ending on June 7, 2007 (the “Employment Period”). Upon expiration of the Employment Period, this Agreement will automatically renew for a one (1) year period (each a “Renewal Period”), unless either Party notifies the other Party in writing at least thirty (30) days prior to the end of the Employment Period or the Renewal Period that the Agreement will not be renewed (the “30-Day Notice Period”). If this Agreement is renewed in accordance with this Section, each Renewal Period shall be included in the definition of “Employment Period” for purposes of this Agreement. If this Agreement is not renewed in accordance with this Section, then (i) Your employment will terminate upon expiration of the Employment Period, and (ii) this Agreement will no longer be in effect; provided, however, that the restrictive covenants and all post-termination obligations contained in this Agreement shall survive termination of this Agreement.
     3. Compensation.
          A. Base Salary. During the Employment Period, the Company will pay You an annual minimum base salary (“Base Salary”) of $225,000.00, minus applicable withholdings, in accordance with the Company’s normal payroll practices. Your Base Salary may be increased at the Company’s discretion based upon Your performance and the Company’s performance. Your Base Salary will be reviewed on an annual basis.
          B. Incentive Compensation. During the Employment Period, You will be a participant eligible to receive additional incentive compensation if Your performance and the Company’s performance meets certain criteria established from year to year as part of the Lodgian, Inc. Executive Incentive Plan established by the Company’s Compensation Committee (the “Incentive Plan”), and as the Incentive Plan may be amended from time to time. The Incentive Plan is incorporated by reference. Compensation provided to You pursuant to the Incentive Plan will be paid pursuant to the terms of the Incentive Plan, and will be subject to all applicable withholdings. Upon termination of Your employment, Your entitlement to any compensation pursuant to the Incentive Plan will be governed by the terms of the Incentive Plan.
          C. Restricted Stock Grant. On June 9, 2006, the Company will grant You 7,000 shares of the Company’s common stock (the “Restricted Stock Grant”) pursuant to the terms and conditions of the Restricted Stock Grant Agreement (the “Restricted Stock Grant Agreement”) to be prepared by the Company and the Company’s 2002 Lodgian, Inc. Stock Incentive Plan. The restricted stock will vest in three equal annual installments beginning on June 8, 2007.

          D. Benefits Plans. During the Employment Period, You will be eligible to participate in all benefit plans in effect for executives and employees of the Company, subject to the terms and conditions of such plans.
          E. Vacation. During the Employment Period, You are entitled to four (4) weeks paid vacation each year. In addition, You shall be entitled to personal and/or sick days in accordance with the Company policies.
     4. Termination. This Agreement may be terminated by any of the following events:
          A. The Company’s non-renewal of the Employment Period;
          B. Your death;
          C. Your disability which renders You unable to perform the essential functions of Your job even with reasonable accommodation, as determined by the Company in its sole discretion;
          D. Mutual written agreement between You and the Company;
          E. For Cause. For Cause shall mean a termination by the Company because of any one of the following events:
1.	Your willful refusal to follow the lawful direction of the CEO and/or the person to whom You report or Your material failure to perform Your duties (other than by reason of disability, as defined in Section 4C above), in either case, only after You have been given written notice by the CEO and/or the person to whom You report detailing the directives You have refused to follow or the duties You have failed to perform and at least 30 days to cure;

2.	Your material and willful failure to comply with Company policies as applied to Company employees, only after You have been given written notice by the CEO and/or the person to whom You report detailing the policies with which You have failed to comply and at least 30 days to cure;

3.	Your engaging in any of the following conduct:
(i)	an act of fraud or dishonesty that materially harms the Company or its affiliates,

(ii)	a felony or any violation of any federal or state securities law or Your being enjoined from violating any federal or state securities law or being determined to have violated any such law;

(iii)	willful or reckless misconduct or gross negligence in connection with any property or activity of the Company and its subsidiaries and affiliates, and successors;
(iv)	repeated and intemperate use of alcohol or illegal drugs after written notice from the CEO and/or the person to whom You report;

(v)	material breach of any of Your obligations under this Agreement (other than by reason of physical or mental illness, injury, or condition), but only after You have been given written notice of the breach by the CEO and/or the person to whom You report and at least thirty (30) days to cure;

(vi)	becoming barred or prohibited by the SEC from holding Your position with the Company;
4.	Your resignation for other than Good Reason; or

5.	Your non-renewal of the Employment Period.
          F. Your resignation for Good Reason; or
          G. Without Cause. Without Cause shall mean any termination of Your employment by the Company which is not defined in sub-sections A-F above.
     5. Company’s Post-Termination Obligations
          A. If this Agreement terminates for the reason set forth in Sections 4A, F or G above, then, upon Your separation from service (as defined in Code §409A) with the Company the Company shall (i) pay You a lump sum payment equal to fifty percent (50%) of Your then current Base Salary; (ii) reimburse COBRA premiums for You under the Company’s major medical group health plan on a monthly basis continuing for six (6) months, (iii) pay You a Bonus, if any, to which You may be entitled under the Incentive Plan, and (iv) accelerate the vesting of any stock-based compensation granted to You by the Company (the “Stock”) so that You are immediately fully vested in the Stock (sub-clauses (i) through (iv) collectively referred to as the “Separation Benefits”). The Company shall have no other obligations to You, including under this Agreement, any Company policy, or otherwise. The Separation Benefits shall constitute full satisfaction of the Company’s obligations under this Agreement. The Company’s obligation to provide any separation benefits under this Agreement shall be conditioned upon Your satisfaction of the following conditions (collectively, sub-clauses (i) through (iii) below referred to as the “Separation Benefits Conditions”):
(i)	Execution and non-revocation of a Separation & Release Agreement in a form prepared by the Company which includes, but is not limited to, Your releasing the Company from any and all liability and claims of any kind;

(ii)	Compliance with the restrictive covenants (Section 6D) and all post-termination obligations, including, but not limited, the obligations contained in this Agreement; and

(iii)	If You do not execute an effective Separation & Release Agreement as set forth above, the Company will not provide any separation benefits to You under this Agreement. The Company’s obligation to provide any separation benefits set forth in this Agreement shall terminate immediately upon any breach by You of any post-termination obligations to which You are subject.
          B. If this Agreement terminates for the reason set forth in Section 4B above, then the Company will: (i) pay Your estate (a) any unpaid Base Salary, reimbursement of expenses incurred, and unused vacation days accrued prior to the date of termination, to be paid within thirty (30) days after the date of termination, and (b) other unpaid vested amounts or benefits under Company compensation, incentive, and benefit plans, in accordance with the terms and provisions of such compensation, incentive, and benefit plans, (ii) pay Your estate a Bonus, if any, to which You may be entitled under the Incentive Plan, (iii) accelerate the vesting of any Stock so that You are immediately fully vested in the Stock, and (iv) grant Your estate shares of the Company’s common stock, if any, to which You may have been entitled under the Incentive Plan (sub-clauses (i) through (iv) collectively referred to as the “Death Separation Benefits”). The Death Separation Benefits shall constitute full satisfaction of the Company’s obligations under this Agreement. Your right to receive the Death Separation Benefits under this Section 5B shall be subject to the Separation Benefits Conditions set forth in Section 5A above. The Separation Benefits to be provided under this Section 5B shall constitute full satisfaction of the Company’s obligations under this Agreement, any Company policy, or otherwise.
          C. If this Agreement terminates for the reason set forth in Section 4C above, then the Company will: (i) pay You (a) any unpaid Base Salary, reimbursement of expenses incurred, and unused vacation days accrued prior to the date of termination, to be paid within thirty (30) days after the date of termination, and (b) other unpaid vested amounts or benefits under Company compensation, incentive, and benefit plans, in accordance with the terms and provisions of such compensation, incentive, and benefit plans, (ii) reimburse COBRA premiums for You under the Company’s major medical group health plan on a monthly basis continuing until the end of the Employment Period, (iii) pay You a Bonus, if any, to which You may be entitled under the Incentive Plan, (iv) accelerate the vesting of any Stock so that You are immediately fully vested in the Stock, (v) grant You shares of the Company’s common stock, if any, to which You may have been entitled under the Incentive Plan, and (vi) pay You within thirty (30) days after the termination date a lump sum amount equal to the difference, if any, between Your Base Salary and the compensation You receive from the Company-provided short term disability benefits (to the extent You elect to participate in such short-term disability benefit plan and are eligible to receive such benefits) or, if applicable, Workers’ Compensation wage replacement benefits for up to six (6) months, or the date that Your Company-provided long-term disability benefits commence (to the extent You elect to participate in such long-term disability benefit plan and are eligible to receive such benefits), whichever is shorter (sub-clauses (i) through (vi) collectively referred to as the “Disability Separation Benefits”); provided, however, that Your right to receive the Disability Separation Benefits under this Section 5C shall be subject to the Separation Benefits Conditions set forth in Section 5A above. The Disability Separation Benefits to be provided under this Section 5C shall constitute full satisfaction of the Company’s obligations under this Agreement, any Company policy, or otherwise.
     6. Your Post-Termination Obligations.
          A. Return of Materials. Upon the termination of Your employment for any reason or upon the Company’s request at any time, You will return to the Company all of the Company’s property, including, but not limited to, computers, computer equipment, office equipment, mobile phones, personal digital assistants (PDAs), keys, passcards, calling cards, credit cards, confidential or proprietary lists (including, but not limited to, customer, supplier, licensor, and client lists), rolodexes, tapes, software, computer files, marketing and sales materials, and any other property, record, document or piece of equipment belonging to the Company. You will not (i) retain any copies of the Company’s property, including any copies existing in electronic form, which are in Your possession, custody, or control, or (ii) destroy, delete, or alter any Company property, including, but not limited to, any files stored electronically without the Company’s prior written consent. The obligations contained in this Section also apply to any property which belongs to a third party, including, but not limited to, (i) any entity which is affiliated or related to the Company, or (ii) the Company’s customers, licensors, or suppliers.
          B. Set-Off. If You have any outstanding obligations to the Company upon the termination of Your employment for any reason, You hereby authorize the Company to deduct any amounts owed to the Company from Your final paycheck and/or any amounts that would otherwise be due to You, including, but not limited to, under Sections 5 or 6 above.
          C. Non-Disparagement. During Your employment and upon the termination of Your employment with the Company for any reason, You will not make any disparaging or defamatory statements, whether written or oral, regarding the Company.
          D. Restrictive Covenants. You acknowledge that the restrictions contained in this Section 6D are reasonable and necessary to protect the legitimate business interests of the Company, and will not impair or infringe upon Your right to work or earn a living after Your employment with the Company ends.
               1. Trade Secrets and Confidential Information. You represent and warrant that: (i) You are not subject to any legal or contractual duty or agreement that would prevent or prohibit You from performing the duties contemplated by this Agreement or otherwise complying with this Agreement, and (ii) You are not in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information owned by any other party.
               You agree that You will not: (i) use, disclose, or reverse engineer the Trade Secrets or the Confidential Information for any purpose other than the Company’s Business, except as authorized in writing by the Company; (ii) during Your employment with the Company, use, disclose, or reverse engineer (a) any confidential information or trade secrets of any former employer or third party, or (b) any works of authorship developed in whole or in part by You during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (iii) upon Your resignation or termination (a) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form), which are in Your possession or control, or (b) destroy, delete, or alter the Trade Secrets or Confidential Information without the Company’s written consent.
               The obligations under this Section 6D(1) shall: (i) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law, and (ii) with regard to the Confidential Information, remain in effect during the Restricted Period. The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.
               2. Non-Solicitation of Customers. During the Restricted Period, You will not, directly or indirectly, solicit any Customer of the Company for the purpose of selling or providing any products or services competitive with the Business. The restrictions set forth in this Section 6.D.2 apply only to Customers with whom You had Contact. Nothing in this Section 6.D.2 shall be construed to prohibit You from soliciting any Customer of the Company for the purpose of selling or providing any products or services competitive with the Business: (i) which You never sold or provided while employed by the Company; (ii) to a Customer that explicitly severed its business relationship with the Company unless You, directly or indirectly, caused or encouraged the Customer to sever the relationship; or (iii) which product line or service line the Company no longer offers.
               3. Non-Recruit of Employees. During the Restricted Period, You will not, directly or indirectly, solicit, recruit, or induce any Employee to (i) terminate his or her employment relationship with the Company, or (ii) work for any other person or entity engaged in the Business. The restrictions set forth in this Section 6.D.3 shall apply only to Employees (a) with whom You had Material Interaction, or (b) You, directly or indirectly, supervised.
               4. Non-Competition. During the Non-Competition Restricted Period, You will not, on Your own behalf or on behalf of any person or entity engaged in the Business, engage in or perform within the Territory any of the activities which You performed, or which are substantially similar to those which You performed for the Company. Nothing in this Agreement shall be construed to prohibit You from performing activities which You did not perform for the Company. The Parties acknowledge and agree that the covenant set forth in this Section 6.D.4. shall not apply if Your employment terminates for the reason set forth in Section 4.A. above.
               5. Non-Disclosure of Customer Information. During the Restricted Period, You will not, except as authorized by the Company, divulge or make accessible to any person or entity (i) the names of Customers, or (ii) any information contained in a Customer’s accounts.

          E. Post-Employment Disclosure. During the Restricted Period, You shall provide a copy of this Agreement to persons and/or entities for whom You work or consult as an owner, partner, joint venturer, employee or independent contractor.
     7. Injunctive Relief. You agree that if You breach Section 6 of this Agreement: (i) the Company would suffer irreparable harm; (ii) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company, and (iii) if the Company seeks injunctive relief to enforce this Agreement, You will waive and will not (a) assert any defense that the Company has an adequate remedy at law with respect to the breach, (b) require that the Company submit proof of the economic value of any Trade Secret or Confidential Information, or (c) require the Company to post a bond or any other security. Nothing contained in this Agreement shall limit the Company’s right to any other remedies at law or in equity.
     8. Independent Enforcement. The covenants set forth in Section 6.D. of this Agreement shall be construed as agreements independent of (i) any other agreements, or (ii) any other provision in this Agreement, and the existence of any claim or cause of action by You against the Company, whether predicated on this Agreement or otherwise, regardless of who was at fault and regardless of any claims that either You or the Company may have against the other, shall not constitute a defense to the enforcement by the Company of the covenants set forth in Section 6.D. of this Agreement. The Company shall not be barred from enforcing the restrictive covenants set forth in Section 6.D. of this Agreement by reason of any breach of (i) any other part of this Agreement, or (ii) any other agreement with You.
     9. Severability. The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.
     10. Attorneys’ Fees. In the event of litigation relating to this Agreement, the prevailing party shall be entitled to recover attorneys’ fees and costs of litigation in addition to all other remedies available at law or in equity.
     11. Waiver. The Company’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. The Company’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.
     12. Entire Agreement. This Agreement, including Exhibit A and the Incentive Plan which are incorporated by reference, constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement. Other than terms of this Agreement, no other representation, promise or agreement has been made with You to cause You to sign this Agreement.
     13. Amendments. This Agreement may not be amended or modified except in writing signed by both Parties.

     14. Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon You. You shall not have the right to assign Your rights or obligations under this Agreement. The covenants contained in Section 6D of this Agreement shall survive cessation of Your employment with the Company, regardless of who causes the cessation or the reason for cessation.
     15. Governing Law. Except as set forth in Section 19 below, the laws of the State of Georgia shall govern this Agreement. If Georgia’s conflict of law rules would apply another state’s laws, the Parties agree that Georgia law shall still govern.
     16. No Strict Construction. If there is a dispute about the language of this Agreement, the fact that one Party drafted the Agreement shall not be used in its interpretation.
     17. Notice. Whenever any notice is required, it shall be given in writing addressed as follows:

To Company:	Lodgian, Inc.
3445 Peachtree Rd., Suite 700
Atlanta, Georgia 30326
Attention: Senior Vice President and General Counsel

To Executive:	Mark D. Linch
10418 Counts Place
Charlotte, North Carolina 28277
     Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either Party may change the address to which notices shall be delivered or mailed by notifying the other party of such change in accordance with this Section.
     18. Consent to Jurisdiction and Venue. Except as set forth in Section 19 below, You agree that any claim arising out of or relating to this Agreement shall be (i) brought in the Superior Court of Fulton County, Georgia, or (ii) brought in or removed to the United States District Court for the Northern District of Georgia, Atlanta Division. You consent to the personal jurisdiction of the courts identified above. You waive (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.
     19. Arbitration. Except as provided below in this Section 19, all disputes arising out of Your employment or the cessation of Your employment, including, but not limited to, claims arising under or relating to this Agreement, claims for breach of contract, tort, employment discrimination, retaliation, or harassment, as well as any other statutory or common law claims, at law or in equity, recognized under any federal, state, or local law shall be exclusively resolved by final and binding arbitration under the Federal Arbitration Act, 9 U.S.C. § 1. Such claims shall be settled by final and binding arbitration administered by the American Arbitration Association in accordance with its National Rules for the Resolution of Employment Disputes, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Company will pay all filing fees and arbitrator costs associated with such arbitration.
          This arbitration provision shall not apply to any disputes or claims relating to or arising out of unemployment, workers compensation, and/or the restrictive covenants set forth in Section 6D of this Agreement, including, but not limited to, any claims for equitable relief relating to such restrictive covenants. Any claims relating to or arising out of Section 6D of this Agreement shall be governed by the laws of the State of Georgia and shall be brought in a state or federal court of competent jurisdiction in Georgia. You consent to the personal jurisdiction of the state and/or federal courts located in Georgia. You waive (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.
     20. Residence Payment/Signing Bonus. During the first sixty (60) days after the Effective Date (the “First 60 Day Period”), the Company will either reimburse You or pay directly to third parties up to $40,000 (the “Maximum Payment”) for all direct and indirect costs associated with establishing a residence in the Atlanta, Georgia metropolitan area, including, but not limited to, broker’s fees, flights, and moving company expenses.
After the First 60 Day Period expires, the Company will pay to You a signing bonus (the “Signing Bonus”). The Signing Bonus shall equal the difference, if any, between (i) the amount the Company paid to reimburse You or paid directly to third parties under this Section, and (ii) the Maximum Payment. The Signing Bonus, if any, will be subject to applicable taxes and withholdings.
Notwithstanding anything to the contrary contained in this Section, if Your employment with the Company terminates for any reason other than Death, Disability, Good Reason or termination by the Company Without Cause before the first anniversary of the Effective Date, then You shall return to the Company the Maximum Payment within ten (10) calendar days after Your employment terminates. This Section shall not be construed to alter or amend the Term (as set forth in Section 2 above), or guarantee any specific benefits.
     21. AFFIRMATION. YOU acknowledge that YOU HAVE carefully read this Agreement, YOU know and understand its terms and conditions, and YOU HAVE had the opportunity to ask the Company any questions YOU may have had prior to signing this Agreement.
     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.
(Signatures appear on following page)

Lodgian, Inc.

By:	/s/ Edward J. Rohling Edward J. Rohling
President and Chief Executive Officer

Date: June 8, 2008

Mark D. Linch

/s/ Mark D. Linch

Date: June 8, 2008

EXHIBIT A
DEFINITIONS
A.	“Business” shall mean the business of owning and operating hotels including, but not limited to, full-service hotels which have food and beverage operations and meeting spaces.

B.	“Confidential Information” means (a) information of the Company, to the extent not considered a Trade Secret under applicable law, that (i) relates to the business of the Company, (ii) possesses an element of value to the Company, (iii) is not generally known to the Company’s competitors, and (iv) would damage the Company if disclosed, and (b) information of any third party provided to the Company which the Company is obligated to treat as confidential, including, but not limited to, information provided to the Company by its licensors, suppliers, or customers. Confidential Information includes, but is not limited to, (i) future business plans, (ii) the composition, description, schematic or design of products, future products or equipment of the Company or any third party, (iii) communication systems, audio systems, system designs and related documentation, (iv) advertising or marketing plans, (v) information regarding independent contractors, employees, clients, licensors, suppliers, customers, or any third party, including, but not limited to, customer lists compiled by the Company, and customer information compiled by the Company, and (vi) information concerning the Company’s or a third party’s financial structure and methods and procedures of operation. Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (iii) otherwise enters the public domain through lawful means.

C.	“Contact” means any interaction between You and a Customer which (i) takes place in an effort to establish, maintain, and/or further a business relationship on behalf of the Company and (ii) occurs during the last year of Your employment with the Company (or during Your employment if employed less than a year).

D.	“Customer” means any person or entity to whom the Company has sold its products or services, or solicited to sell its products or services.

E.	“Employee” means any person who (i) is employed by the Company at the time Your employment with the Company ends, or (ii) was employed by the Company during the last year of Your employment with the Company (or during Your employment if employed less than a year).

F.	“Good Reason” shall exist if (i) the Company, without Your written consent, (A) takes any action which results in the material reduction of Your then current duties or responsibilities, (B) reduces the benefits to which You are entitled on the Effective Date, unless a similar reduction is made for other executive employees, (C) commits a material breach of this Agreement, or (D) requires You to relocate more than fifty (50) miles from the location of the Company’s home office on the Effective Date; (ii) You provide written notice to the Company of such action and provide the Company with thirty (30) days to remedy such action (the “Cure Period”), (iii) the Company fails to remedy such action within the Cure Period, and (iv) You resign within ten (10) days of the expiration of the Cure Period. Good Reason shall not include any isolated, insubstantial or inadvertent action that (i) is not taken in bad faith, and (ii) is remedied by the Company within the Cure Period.
G.	“Material Interaction” means any interaction between You and an Employee which relates or related, directly or indirectly, to the performance of Your duties for the Company.

H.	“Non-Competition Restricted Period” means the time period during Your employment with the Company, and for six (6) months after Your employment with the Company ends.

I.	“Restricted Period” means the time period during Your employment with the Company, and for two (2) years after Your employment with the Company ends.

J.	“Territory” means the fifteen (15) mile radius surrounding the Company’s corporate office at 3445 Peachtree Rd., Suite 700, Atlanta, Georgia 30326.

K.	“Trade Secrets” means information of the Company, and its licensors, suppliers, clients, and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, a list of actual customers, clients, licensors, or suppliers, or a list of potential customers, clients, licensors, or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.